Exhibit 10.4

RECIPE AND FORMULA PURCHASE AGREEMENT
between
POPEYES LOUISIANA KITCHEN, INC.
and
DIVERSIFIED FOODS AND SEASONINGS, L.L.C.

June 13, 2014

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS AND USAGE    1
1.1    Definitions.    1
1.2    Usage.    6
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING    7
2.1    Acquired Assets.    7
2.2    Consideration.    7
2.3    Liabilities.    7
2.4    Reserved.    9
2.5    Closing.    9
2.6    Closing Obligations.    9
ARTICLE 3 . REPRESENTATIONS AND WARRANTIES OF SELLER    10
3.1    Organization and Good Standing; Conversion.    10
3.2    Enforceability; Authority; No Conflict.    10
3.3    Records.    11
3.4    Sufficiency of Acquired Assets.    11
3.5    Title to Acquired Assets; Encumbrances.    11
3.6    No Undisclosed Liabilities.    11
3.7    Taxes.    12
3.8    Compliance with Legal Requirements; Governmental Authorizations.    12
3.9    Legal Proceedings; Orders.    12
3.10    Intellectual Property Assets.    13
3.11    Relationships With Related Persons.    14
3.12    Brokers or Finders.    14
3.13    Solvency.    14
3.14    Disclosures.    14
ARTICLE 4 . REPRESENTATIONS AND WARRANTIES OF BUYER    15
4.1    Organization and Good Standing.    15
4.2    Enforceability; Authority; No Conflict.    15
4.3    Certain Proceedings.    16
4.4    Brokers or Finders.    16
4.5    Reliance.    16
ARTICLE 5 COVENANTS    16
5.1    Certain Tax Matters.    16

1

5.2    Further Assurances.    17
5.3    Bulk Sales Laws.    17
ARTICLE 6 INDEMNIFICATION; REMEDIES    17
6.1    Survival.    17
6.2    Indemnification and Reimbursement by Seller.    17
6.3    Indemnification and Reimbursement by Buyer.    18
6.4    Time Limitations.    18
6.5    No Right of Setoff.    19
6.6    Third-Party Claims.    19
6.7    Other Claims.    20
6.8    Exclusive Remedy.    20
6.9    Other Indemnification Matters.    21
ARTICLE 7 . CONFIDENTIALITY    21
7.1    Definition of Confidential Information.    21
7.2    Restricted Use of Confidential Information.    22
7.3    Exceptions.    22
7.4    Legal Proceedings.    22
7.5    Attorney-Client Privilege.    23
ARTICLE 8 GENERAL PROVISIONS    23
8.1    Expenses.    23
8.2    Public Announcements.    23
8.3    Notices.    24
8.4    Venue; Service of Process.    25
8.5    Enforcement of Agreement.    25
8.6    Waiver; Remedies Cumulative.    26
8.7    Entire Agreement and Modification.    26
8.8    Disclosure Letter    26
8.9    Assignments; Successors and No Third Party Rights.    26
8.10    Severability.    27
8.11    Construction.    27
8.12    Time of the Essence.    27
8.13    Governing Law.    27
8.14    Counterparts.    27

2

Exhibits
Exhibit A –     List of Products
Exhibit B –     Form of Confidentiality Agreement

3

THIS RECIPE AND FORMULA PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2014, between Popeyes Louisiana Kitchen, Inc., a Minnesota corporation, successor by name change to AFC Enterprises, Inc. (“Buyer”), and Diversified Foods and Seasonings, L.L.C., a Louisiana limited liability company (“Seller”), which is the successor by conversion of Diversified Foods and Seasonings, Inc., a Louisiana corporation. Buyer and Seller are sometimes hereinafter collectively called the “Parties” and individually called a “Party.”
RECITALS
WHEREAS, the Parties are party to that certain Royalty and Supply Agreement dated as of July 15, 2010 (the “R&S Agreement”);
WHEREAS, Seller desires to sell, and Buyer desires to purchase (the “Sale”), the Acquired Assets (as defined below) for the consideration and on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, simultaneously with the Closing, the Parties desire to terminate the R&S Agreement and enter into a new supply agreement dated the same date as this Agreement (such new supply agreement as executed and delivered, the “New Supply Agreement”).
NOW, THEREFORE, in consideration of the premises and representations, warranties, and covenants set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
Article 1
DEFINITIONS AND USAGE
1.1    Definitions.
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquired Formulas” means collectively, the recipes, formulas, and such other information that is expressly set forth on the Batch Tickets.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Batch Ticket” means a written recipe and formula, including specifications for ingredients, instructions for producing the product, and updated end-product specifications for each Product, but excluding the Manufacturing Techniques. The Batch Tickets are included in the Trade Secrets Disclosure Documents delivered by Seller to Buyer at the Closing.
“Bill of Sale” has the meaning set forth in Section 2.6(a)(i).
“Business Day” means any day other than (a) Saturday or Sunday, or (b) any other day on which banks in New Orleans, Louisiana are permitted or required to be closed.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Persons” has the meaning set forth in Section 6.2.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means the date on which the Closing actually takes place.
“Code” means the Internal Revenue Code of 1986.
“Confidential Information” has the meaning set forth in Section 7.1(a).
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, but excluding the New Supply Agreement and the transactions more specifically contemplated therein.
“Contract” means any agreement, contract, consensual obligation, or legally-binding promise or undertaking (whether written or oral and whether express or implied).
“Damages” has the meaning set forth in Section 6.2.
“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Due Diligence Documents” means the copies of sample receiving paperwork, sample production documentation, sources for ingredients, and historical actual yield figures relating to the Products.
“Effective Time” means the time at which the Closing is consummated.
“Encumbrance” means any charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any similar restriction on use, transfer, receipt of income or exercise of any other attribute of ownership inherent in the type of property in question, but, excluding (i) any liens for Taxes not yet due and payable, (ii) any security interests, UCC financing statements, or other liens that are terminated at Closing, (iii) any security interests or other liens created by or through Buyer, and (iv) any restrictions imposed by the federal Food, Drug & Cosmetics Act, any federal regulatory agency regulating food or drugs, or similar federal statutes or regulations.
“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a limited liability company, the articles of organization and operating agreement; and (c) any amendment or supplement to any of the foregoing.
“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any:
(a)    nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

(b)    federal, state, local, municipal, foreign or other government;
(c)    governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental powers); or
(d)    official of any of the foregoing.
“Indemnified Person” has the meaning set forth in Section 6.6.
“Indemnifying Person” has the meaning set forth in Section 6.6.
“Intellectual Property Assets” has the meaning set forth in Section 3.10(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual has actual knowledge of that fact or matter after reasonable inquiry.
Seller will be deemed to have Knowledge of a particular fact or other matter if Al Copeland, Jr., Peter F. Smith, Bryan M. White, Dwayne Eymard, or Tommy Trueting has Knowledge of that fact or other matter (as set forth in in the preceding paragraph). Buyer will be deemed to have Knowledge of a particular fact or other matter if Cheryl A. Bachelder, Harold (“Sonny”) M. Cohen, Alice Leblanc, or H. Melville Hope, III has Knowledge of that fact or other matter (as set forth in the preceding paragraph).
“Legal Requirement” means any federal, state, local, municipal, foreign, or international constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.
“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Manufacturing Techniques” means the manufacturing, production, preparation, processing, handling, and storage techniques, processes, and methods, including specific steam pressure levels, sequential timing and staging information, speeds of agitated pack tanks and mixing paddles, pick heater processes, processes for blanching, including retention times and water absorption levels, ham fat processing, plating processes, and blending times, used by Seller, together with the Acquired Formulas and other Seller assets (for example, expertise and facilities), to produce the Products. The Manufacturing Techniques are not being sold to Buyer under this Agreement and are not part of the Acquired Assets. The Manufacturing Techniques do not include the Batch Tickets or the Due Diligence Documents or any part thereof.
“New Supply Agreement” has the meaning set forth in the third Recital to this Agreement.
“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.
“Part” means a part or section of the Disclosure Letter.
“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.
“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Products” means the products listed on Exhibit A.
“Purchase Price” has the meaning set forth in Section 2.2.
“R&S Agreement” has the meaning set forth in the first Recital to this Agreement.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person” means:
With respect to a particular individual:
(a)    each other member of such individual’s Family;
(b)    any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
(c)    any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)    any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(i)    any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(ii)    any Person that holds a Material Interest in such specified Person;
(iii)    each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
(iv)    any Person in which such specified Person holds a Material Interest; and
(v)    any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (i) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree and (D) any other natural person who resides with such individual; and (iii) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.
“Retained Liabilities” has the meaning set forth in Section 2.3(b).
“Sale” has the meaning set forth in the second Recital to this Agreement.
“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Seller’s Closing Documents” has the meaning set forth in Section 3.2(a).
“Seller’s Predecessors in Title” means (i) Alvin C. Copeland, (ii) the Estate of Alvin C. Copeland, (iii) Alvin C. Copeland, Jr., as trustee of the Article III Trust under the Last Will and Testament of Alvin C. Copeland Dated May 28, 2004, and (iv) Diversified Foods and Seasonings, Inc.
“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind imposed by any Tax Authority (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, commercial rent, environmental, value added, capital gains, sales, use, goods and services, real, personal or intangible property, capital stock, license, branch, business, unclaimed property, payroll, estimated, withholding, employment, social security (or similar), workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, realty and real property transfer (including controlling interest), mortgage, recordation and customs taxes, levies, fees, imposts, duties, and charges, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (c) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above.
“Tax Authority” shall mean, individually or collectively, the IRS and any other United States federal and/or any state, local and/or other (including, without limitation, foreign) governmental (including any administrative or judicial) agency, commission, board, authority, department, instrumentality, court, tribunal, entity, and/or other body responsible for the administration and/or collection of any Tax.
“Tax Return” shall mean any return, report, declaration, claim for refund, election, disclosure, estimate, information report or return or statement and/or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, reporting, assessment, claim for refund, or collection of any Tax (and which shall include any attachment or schedule to any of the foregoing and/or any amendment of any of the foregoing).
“Third Party” means a Person that is not a Party to this Agreement.
“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
“Trade Secret” has the meaning set forth in Section 3.10(a)(ii).
“Trade Secrets Disclosure Documents” means the documents consisting of (i) one Batch Ticket for each Product, and (ii) the Due Diligence Documents, which documents are to be delivered by the Seller to the Buyer at the Closing. The Trade Secrets Disclosure Documents include the Batch Tickets which contain the Acquired Formulas.
1.2    Usage.
(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)    reference to any gender includes each other gender;
(iv)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;
(v)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;
(vi)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)    “or” is used in the inclusive sense of “and/or”;
(viii)    references to an Article, Section, or Exhibit mean an Article, Section of, or Exhibit to, this Agreement, unless another document is specified,
(ix)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(x)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, or schedules thereto.
(b)    New Supply Agreement. A reference to this Agreement shall not be deemed to refer to or include the New Supply Agreement.
(c)    Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING
2.1    Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in and to the following:
(d)    the Acquired Formulas;
(e)    all of the intangible rights and property of Seller in the Acquired Formulas, including any Intellectual Property Assets of Seller in the Acquired Formulas;
(f)    all of Seller’s rights, if any, to prevent unauthorized disclosure of the Acquired Formulas; and
(g)    all of Seller’s rights to any claim, action, cause of action, lawsuit, arbitration, litigation, or royalties available to or being pursued by Seller against any third party with respect to the Acquired Formulas or Intellectual Property Assets, except to the extent arising out of or related solely to the Manufacturing Techniques or other assets of Seller not included in the Sale.
The foregoing property and assets transferred to Seller by Buyer are collectively called the “Acquired Assets.” In the Sale, Buyer shall acquire no assets other than as set forth in this Agreement. Buyer shall not acquire any Manufacturing Techniques, trademarks, service marks, trade names, going concern value, or goodwill.
2.2    Consideration.
The consideration for the Sale is Forty Three Million dollars ($43,000,000.00) (the “Purchase Price”), payable in accordance with the provisions of Section 2.6(b).

2.3    Liabilities.
(a)    Assumed Liabilities. In the Sale, Buyer assumes no Liability of Seller.
(b)    Retained Liabilities. The Retained Liabilities are not being assumed by Buyer and Buyer shall not be responsible to pay, perform or discharge any Retained Liabilities. “Retained Liabilities” means every Liability of Seller relating to the Acquired Assets arising before the Effective Time or arising out of or based on the operation of Seller’s business prior to the Effective Time, including the following to the extent they fall within such scope:
(i)    any Liability (A) for Taxes of Seller or its Related Persons, [including Taxes] properly allocable to or arising out of the business or ownership of the Acquired Assets for any period prior to the Effective Time; or (B) Taxes of Seller or its Related Persons that become a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of law;
(ii)    any Liability of Seller under any Contract of Seller, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;
(iii)    any Liability of Seller to any of its members (or any shareholder of Diversified Foods and Seasonings, Inc.) or any Related Person of Seller;
(iv)    any Liability of Seller to distribute to any of Seller’s members or any Related Person of Seller or otherwise apply all or any part of the consideration received hereunder by Seller;
(v)    any Liability of Seller arising out of any Proceeding involving Seller pending as of the Effective Time;
(vi)    any Liability of Seller arising out of any Proceeding commenced after the Effective Time relating to the Acquired Assets but arising out of or relating to any occurrence or event happening prior to the Effective Time;
(vii)    any Liability of Seller arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; and
(viii)    any Liability of Seller or its members based upon Seller’s acts or omissions occurring prior to the Effective Time.
(c)    Sales Taxes. The Parties believe that there are no sales taxes due with respect to the Sale, but if there are, Buyer shall be responsible for the payment of any such sales taxes, notwithstanding anything to the contrary in Section 2.3(b).
(d)    Bulk Sales Law Liability. The Parties believe that there are no bulk sales laws applicable to the Sale, but if there are, Buyer shall be responsible for any Liability under any applicable bulk sales law, notwithstanding anything to the contrary in Section 2.3(b).

2.4    Reserved.
2.5    Closing.
The closing of the Sale (the “Closing”) is taking place at the offices of Seller located at 1115 N. Causeway Blvd., Suite 200, Mandeville, Louisiana 70471, commencing at 10:00 a.m. (local time) on June 16, 2014. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action.
2.6    Closing Obligations.
In addition to any other documents to be delivered under any other provisions of this Agreement, at the Closing:
(a)    Seller shall deliver to Buyer:
(i)    a bill of sale in form mutually acceptable to the Parties (the “Bill of Sale”), executed by Seller;
(ii)    the Trade Secrets Disclosure Documents;
(iii)    confidentiality agreements substantially in the form of Exhibit B, executed by each of Al Copeland, Jr., Peter F. Smith, Bryan M. White, Dwayne Eymard, Tommy Trueting, and those other Persons, if any, mutually agreed to by the Parties, who have confidential knowledge of the Acquired Formulas (the “Confidentiality Agreements”);
(iv)    the New Supply Agreement executed by Seller; and
(v)    a certificate of the Secretary of Seller, in form reasonably satisfactory to the Parties, (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, (B) certifying and attaching all requisite resolutions or actions of Seller’s sole manager and members approving the execution, delivery, and performance of this Agreement and the New Supply Agreement, and (C) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and the New Supply Agreement.
(b)    Buyer shall deliver to Seller:
(i)    the Purchase Price by wire transfer in accordance with written wire transfer instructions delivered by Seller to Buyer at least three (3) Business Days prior to the Closing Date;
(ii)    the Bill of Sale, executed by Buyer;
(iii)    the New Supply Agreement executed by Buyer;

(iv)    the Confidentiality Agreements executed by Buyer and by each of Al Copeland, Jr., Peter F. Smith, Bryan M. White, Dwayne Eymard, Tommy Trueting, and those other Persons, if any, mutually agreed to by the Parties, who have confidential knowledge of the Acquired Formulas; and
(v)    a certificate of the Secretary of Buyer, in form reasonably satisfactory to the Parties (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer, (B) certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution, delivery, and performance of this Agreement and the New Supply Agreement, and (C) certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and the New Supply Agreement.
ARTICLE 3    .
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows:
3.1    Organization and Good Standing; Conversion.
(a)    Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Louisiana, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets (including the Acquired Assets) that it purports to own or use. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except if the failure to be so qualified and in good standing will not materially adversely affect Seller’s ability to transfer the Acquired Assets to Buyer.
(b)    The conversion (the “Conversion”) of Diversified Foods and Seasonings, Inc., as a corporation, to Seller, as a limited liability company, complied with Louisiana law, including Sections 12:1601 through and including 12:1607 of the Corporations and Associations Title of the Louisiana Revised Statutes, as amended. As a result of the Conversion, Seller has succeeded to all of the ownership rights in the Acquired Assets that were owned by Diversified Foods and Seasonings, Inc. immediately prior to the Conversion.
3.2    Enforceability; Authority; No Conflict.
(e)    This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of each other agreement executed and delivered by it at the Closing, namely, this Agreement, the Bill of Sale, New Supply Agreement and the Confidentiality Agreements (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such actions have been duly authorized by all necessary action by Seller’s members and sole manager.

(f)    Neither the execution and delivery of this Agreement by Seller or the other Seller’s Closing Documents nor the consummation or performance of this Agreement or the New Supply Agreement by Seller will, directly or indirectly (with or without notice or lapse of time):
(i)    breach (A) any provision of any of Seller’s Governing Documents, or (B) any resolution adopted by Seller’s members or sole manager;
(ii)    breach or give any Governmental Body or other Person the right to enjoin or have declared invalid any of the transactions contemplated in this Agreement or the New Supply Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or any of the Acquired Assets, is subject;
(iii)    to Seller’s Knowledge, contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that specifically relates to the Acquired Assets;
(iv)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets (other than Encumbrances in favor of Seller that are dischargeable by payment of the Purchase Price); or
(v)    result in any member of Seller having the right to exercise dissenters’ appraisal rights.
(g)    Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Seller or Seller’s consummation or performance of this Agreement or the New Supply Agreement that has not been given or obtained. Except for or through Buyer under this Agreement, no Person has the right to acquire any of the Acquired Assets from Seller.
3.3    Records.
The Due Diligence Documents provided by Seller to Buyer for Buyer’s due diligence review of the Acquired Assets for the Sale are true and correct and represent actual and bona fide transactions and production activities, as applicable.
3.4    Sufficiency of Acquired Assets.
The Acquired Assets contain a list of ingredients and general instructions that are sufficient to permit Buyer, acting in concert with a competent, experienced, professional food manufacturer comparable to Seller, to produce the Products substantially but not exactly as produced by Seller prior to the Effective Time.
3.5    Title to Acquired Assets; Encumbrances.
Seller owns good and transferable title to all of the Acquired Assets free and clear of any Encumbrances.
3.6    No Undisclosed Liabilities.

Seller has no Liability specifically with respect to the Acquired Assets that has not been disclosed in writing to Buyer.

3.7    Taxes.
(a)    Except to the extent not materially adversely affecting Buyer’s acquisition or ownership of the Acquired Assets, to Seller’s Knowledge: (i) Seller has filed on a timely basis all Tax Returns with respect to its business or the Acquired Assets that were required to be filed by Seller with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required, (ii) Seller has timely paid all Taxes due or payable, and (iii) no Tax Authority has proposed or threatened to assess any additional Taxes for any period for which Tax Returns have been filed.
(b)    The Company is not a “foreign person” as that term is defined in Section 1445 of the Code.
(c)    There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, could result in any such Encumbrance.
3.8    Compliance with Legal Requirements; Governmental Authorizations.
Except to the extent not materially adversely affecting Buyer’s acquisition or ownership of the Acquired Assets, with specific respect to the ownership or use of any of the Acquired Assets:
(a)    Seller is in compliance with Legal Requirements;
(b)    Since January 1, 2011, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would likely constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) would likely give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(c)    Seller has not received any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
3.9    Legal Proceedings; Orders.
There is no pending or, to Seller’s Knowledge, threatened, lawsuit, arbitration, notice of violation, proceeding, subpoena, investigation, or Order:
(a)    by or against Seller specifically relating to its ownership or use of the Acquired Assets; or
(b)    against Seller that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with this Agreement or the New Supply Agreement.
To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such lawsuit, arbitration, notice of violation, proceeding, subpoena, investigation. There is no Order specifically relating to Seller’s ownership or use of the Acquired Assets.
3.10    Intellectual Property Assets.
(a)    The term “Intellectual Property Assets” means all intellectual property and intellectual property rights, if any, in any and all countries in the world owned by Seller in the Acquired Formulas in which Seller has a proprietary interest, including, to the extent they exist:
(i)    all registered and unregistered copyrights of Seller, if any, in the Acquired Formulas (collectively, “Copyrights”);
(ii)    all trade secrets of Seller in the Acquired Formulas (collectively, “Trade Secrets”); and
(iii)    all patented and patentable ideas, formulas, methods and inventions, of Seller, if any, constituting part of the Acquired Formulas (which excludes the Manufacturing Techniques), and all of Seller’s patents, pending patent applications and provisional and non-provisional applications for the Acquired Formulas, if any, and including all of Seller’s rights to claim priority of said applications or patents, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals of, or substitutes for, any such patents and applications (collectively, “Patents”).
(b)    For the avoidance of doubt, notwithstanding anything to the contrary in subsection (a), the term “Intellectual Property Assets” does not include any interest in any trademarks, service marks, trade names, or goodwill.
(c)    (i)    Seller has the right to use without payment to a Third Party all of the Intellectual Property Assets (to the extent they exist).
(d)    (i)    Part 3.10(d) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Copyrights and issued Patents, if any;
(ii)    All of the registered Copyrights and issued Patents, if any, are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing; and
(iii)    To Seller’s Knowledge, no Copyright or issued Patent, if any, is infringed or, has been challenged or threatened in any way. To Seller’s Knowledge, none of the subject matter of any of the issued Patents, if any, infringes or is alleged to infringe any patent right of any Third Party and none of the subject matter of any of the registered Copyrights, if any, infringes or is alleged to infringe any copyright of any Person other than Seller, its Predecessor in Title, or an employee of one of them.
(e)    (i)    With respect to the Trade Secrets, the Batch Tickets are current as of the date of this Agreement and the other Trade Secrets Disclosure Documents were accurate and current as of the dates they were respectively written.

(ii)    Seller has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets; and
(iii)    Seller has good title to and the right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller or Seller’s Predecessors in Title) or to the detriment of Seller. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
3.11    Relationships With Related Persons.
Except for Seller and Seller’s Predecessors in Title, no Person or any Related Person thereof has had, since January 1, 2004, any ownership interest in the Acquired Assets or any other interest in the Acquired Assets that would affect Buyer’s right to use the Acquired Assets.
3.12    Brokers or Finders.
Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.
3.13    Solvency.
(a)    Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
(b)    Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
3.14    Disclosures.
No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, or the certificate delivered pursuant to Section 2.6(a) contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE 4    .
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
4.1    Organization and Good Standing.
Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now conducted.
4.2    Enforceability; Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each other agreement to be executed or delivered by Buyer at Closing, namely, this Agreement, the Bill of Sale and the New Supply Agreement (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b)    Neither the execution and delivery of this Agreement by Buyer or the other Buyer’s Closing Documents nor the consummation or performance of this Agreement, the New Supply Agreement, or the Confidentiality Agreements by Buyer will, directly or indirectly (with or without notice or lapse of time):
(i)    breach (A) any provision of Buyer’s Governing Documents, or (B) any resolution adopted by Buyer’s board of directors; or
(ii)    breach or give any Governmental Body or other Person the right to enjoin or have declared invalid any of the transactions contemplated in this Agreement or the New Supply Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer is subject; or
(iii)    to Buyer’s Knowledge, contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or modify any Governmental Authorization that specifically relates to the Acquired Assets.
Other than for those Consents that Buyer has already obtained, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of this Agreement or the New Supply Agreement.

4.3    Certain Proceedings.
There is no pending or, to Buyer’s Knowledge threatened, lawsuit, arbitration, notice of violation, proceeding, subpoena, investigation, or Order against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the New Supply Agreement.
4.4    Brokers or Finders.
Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
4.5    Reliance.
In entering into this Agreement, Buyer has not relied on any representations or warranties by Seller or any of its Representatives, other than those expressly set forth in this Agreement.

ARTICLE 5
COVENANTS
5.1    Certain Tax Matters.
(c)    Each Party shall pay in a timely manner all Taxes of such Party resulting from or payable in connection with the Sale regardless of the Person on whom such Taxes are imposed by Legal Requirements, including all transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, Seller shall be responsible for any and all income and franchise Taxes that it incurs in connection with the Sale and Buyer shall be responsible for any and all sales taxes and bulk sales liability that may arise in connection with the Sale. Each Party shall, at its own expense, timely file any Tax Return or other document required to be filed by it by Legal Requirements (and the other Party shall cooperate with respect thereto as necessary).
(d)    If reasonably requested by Buyer and Seller's outside accounting firm considers the request appropriate, Seller shall notify all of the Taxing Authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the Contemplated Transactions in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Seller. If any Taxing Authority asserts that Seller is liable for any Tax and Seller's outside accounting firm considers it appropriate, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied, and Buyer promptly shall reimburse Seller for the payment of any and all such amounts. If Buyer requests Seller to pay a particular Tax and Seller declines to do so and Seller is later assessed for or held liable for the Tax and pays the Tax, Buyer shall reimburse Seller for the amount of the Tax, but not for the amount of any interest or penalties that would have been avoided had Seller paid the Tax when requested to do so by Buyer.

5.2    Further Assurances.
The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. This section shall not be construed to obligate Seller to disclose any Manufacturing Techniques.
5.3    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirement of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; it being understood that Buyer shall be solely responsible for any Liabilities arising out of the failure of either Party to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Legal Requirement of any jurisdiction.
ARTICLE 6
INDEMNIFICATION; REMEDIES
6.1    Survival.
Subject to the provisions of Section 6.4, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the certificate delivered pursuant to Section 2.6 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions.
6.2    Indemnification and Reimbursement by Seller.
Subject to the other terms and conditions of this Article 6, Seller will indemnify and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnified Persons”) from, and shall pay to the Buyer Indemnified Persons the amount of, or reimburse the Buyer Indemnified Persons for, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), that any of such Buyer Indemnified Persons suffers or sustains as a result of or arising out of:

(c)	any breach of or inaccuracy in any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, or (iii) the certificate delivered pursuant to Section 2.6;

(d)
any actual fraud on the part of Seller or any of its Representatives in connection with this Agreement (including any representation and warranty made by Seller herein) or the Contemplated Transactions;

(e)	any breach or non-fulfillment of any covenant or obligation of Seller in this Agreement;

(f)	any Liability of Seller arising out of Seller’s ownership or use of the Acquired Assets, or any other Liability of Seller incurred, prior to the Effective Time;

(g)
any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(h)	any noncompliance by Seller with any fraudulent transfer law in respect of the Contemplated Transactions; or

(i)	any Retained Liabilities.

6.3    Indemnification and Reimbursement by Buyer.
Subject to the other terms and conditions of this Article 6, Buyer will indemnify and hold harmless Seller and its Representatives (collectively, the “Seller Indemnified Persons”) from, and shall pay to the Seller Indemnified Persons the amount of, or reimburse the Seller Indemnified Persons for, any Damages, that any of such Seller Indemnified Persons suffers or sustains as a result of or arising out of:

(a)	any breach of or inaccuracy in any representation or warranty made by Buyer in (i) this Agreement, or (ii) the certificate delivered pursuant to Section 2.6;

(b)	any actual fraud on the part of Buyer or any of its Representatives in connection with this Agreement (including any representation and warranty made by Buyer herein) or the Contemplated Transactions;

(c)	any breach or non-fulfillment of any covenant or obligation of Buyer in this Agreement;

(d)
any Liability arising out of the ownership or use of the Acquired Assets, or any other Liability incurred after, the Effective Time, except if the Liability arises from an act or omission of Seller occurring prior to the Effective Time; or

(e)
any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(f)	any noncompliance by Buyer with any fraudulent transfer law in respect of the Contemplated Transactions.
6.4    Time Limitations.
(d)    Notwithstanding any other provision of this Agreement, Seller shall have no obligation to indemnify, hold harmless, pay, or reimburse any Person with respect to any claim made under Section 6.2(a) as to which a Buyer Indemnified Person does not notify Seller in writing in reasonable detail on or before the date that is three (3) years after the Closing Date, except with respect to a claim made under Section 6.2(a) relating to Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7, 3.11, and 3.12 (hereinafter, the “exceptions to the three (3) year limitation for Seller indemnity obligations”); however, with respect to these exceptions to the three (3) year limitation for Seller indemnity obligations, Seller shall have no obligation to indemnify, hold harmless, pay, or reimburse any Person with respect to any claim made under Section 6.2(a) as to which a Buyer Indemnified Person does not notify Seller in writing in reasonable detail on or before the date that is ten (10) years after the Closing Date.
(e)    Notwithstanding any other provision of this Agreement, Buyer shall have no obligation to indemnify, hold harmless, pay, or reimburse any Person with respect to any claim made under Section 6.3(a) as to which a Seller Indemnified Person does not notify Buyer in writing in reasonable detail on or before the date that is three (3) years after the Closing Date, except with respect to a claim made under Section 6.3(a) relating to Sections 4.1, 4.2, 4.4, and 4.5 (hereinafter, the “exceptions to the three (3) year limitation for Buyer indemnity obligations”); however, with respect to these exceptions to the three (3) year limitation for Buyer indemnity obligations, Buyer shall have no obligation to indemnify, hold harmless, pay or reimburse any Person with respect to any claim made under Section 6.3(a) as to which a Seller Indemnified Person does not notify Buyer in writing in reasonable detail on or before the date that is ten (10) years after the Closing Date.
6.5    No Right of Setoff.
Buyer shall not set off any amount to which it may be entitled under this Article 6 against amounts otherwise payable to Seller or its assignee under the New Supply Agreement.
6.6    Third-Party Claims.
(c)    Promptly after receipt by a Person entitled to indemnity under Sections 6.2 or 6.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
(d)    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.6 (a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it desires (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and to provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (I) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (III) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the

Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any reasonable compromise or settlement effected by the Indemnified Person.
(e)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld, delayed, or conditioned).
(f)    With respect to any Third-Party Claim subject to indemnification under this Article 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
(g)    With respect to any Third-Party Claim subject to indemnification under this Article 6, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
6.7    Other Claims.
A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after such notice to the extent payment is properly due pursuant to this Article 6.
6.8    Exclusive Remedy.
Except in cases of actual fraud committed by Seller or any of its Representatives or committed by Buyer or any of its Representatives, as applicable, in connection with this Agreement or the Contemplated Transaction from and after the Closing, recovery pursuant to this Article 6 shall constitute the Buyer Indemnified Persons’ and Seller Indemnified Persons’ sole and exclusive remedy for any and all Damages relating to or arising from this Agreement (or its performance or breach) or the Contemplated Transactions under any theory or cause of action whatsoever, whether framed in tort, contract, violation of law, or otherwise. For the avoidance of doubt, this Section 6.8 shall not apply to the New Supply Agreement.

6.9    Other Indemnification Matters.
Any amount paid under this Article 6 will be treated as an adjustment to the Purchase Price unless a final determination that is not subject to further appeal, review, or modification through Proceedings or otherwise or a change in applicable Legal Requirements (including a revenue ruling or other similar pronouncement) causes any such amount not to constitute an adjustment to the Purchase Price for United States federal income Tax purposes.
ARTICLE 7    .
CONFIDENTIALITY
7.1    Definition of Confidential Information.
(j)    As used in this Article 7, the term “Confidential Information” includes any and all of the following information of the Parties that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by either Party (Buyer on the one hand, or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”):
(i)    all information that is a trade secret under applicable trade secret or other law, including the Acquired Formulas;
(ii)    the Manufacturing Techniques (to the extent they are disclosed); any such disclosure shall not, however, create an implied license;
(iii)    all information concerning product specifications, data, know-how, formulae, recipes, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures, and architectures;
(iv)    all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
(v)    all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
(k)    Trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 7, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 7 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submits proof of the economic value of any trade secret or post a bond or other security.
7.1    Restricted Use of Confidential Information.
(l)    Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement, the New Supply Agreement, or any subsequent agreement between the Parties or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller may disclose the Confidential Information of the other Party to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 7 with respect to such information. Each of Buyer and Seller shall (A) enforce the terms of this Article 7 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 7; and (C) be responsible and liable for any breach of the provisions of this Article 7 by it or its Representatives.
(m)    From and after the Closing, the confidentiality provisions of the New Supply Agreement shall, to the extent in conflict with the provisions of this Article 7, govern the obligations of Seller regarding confidentiality of the Acquired Formulas and the obligations of Buyer regarding confidentiality of the Manufacturing Techniques.
(n)    From and after the Closing, the provisions of Section 7.2(a) above shall not apply to or restrict in any manner Buyer’s use of the Acquired Assets.
7.2    Exceptions.
Sections 7.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 7 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Acquired Formulas in reliance on the exceptions in clauses (b) or (c) above.
7.3    Legal Proceedings.
If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 7, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 7. In the absence of a protective order or other remedy that protects the Receiving Party from complying with such compulsion or governmental request, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 7.4 do not apply to any Proceedings between the parties to this Agreement.
7.4    Attorney-Client Privilege.
The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Party to whom the Confidential Information then belongs shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either Party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
7.5    Time Period.
The provisions of this Article 7 shall remain in effect (i) during the entire term of the New Supply Agreement, and (ii) thereafter for a period of fifty years, and (iii) thereafter, with respect to trade secrets, for the longer of as long as the information in question remains a trade secret, and with respect to other confidential information, for as long as the information in question remains confidential, and (iv) in any event, for the longest period permitted by applicable Legal Requirements.
ARTICLE 8
GENERAL PROVISIONS
8.1    Expenses.
Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.
8.2    Public Announcements.
Any public announcement, press release, or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and

Seller agree; provided, however, that Buyer may make such public disclosures as are required of it, in its good faith judgment, by the federal securities laws.

8.3    Notices.
All notices, Consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):
If to Seller:

Diversified Foods and Seasonings, L.L.C.
1001 Harimaw Ct. South
Metairie, Louisiana 70001

Attn: Bryan M. White
Telephone: (504) 830-1000
Fax: (504) 620-3769
Email: bwhite@alcopeland.com

with a required copy (which copy shall not constitute notice hereunder) to:

Stone Pigman Walther Wittmann L.L.C.
546 Carondelet St.
New Orleans, Louisiana 70130

Attn: Michael D. Landry
Telephone: (504) 581-3200
Fax: (504) 581-3361
Email: mlandry@stonepigman.com

If to the Buyer:

Popeyes Louisiana Kitchen, Inc.
400 Perimeter Center Terrace, Suite 1000
Atlanta, Georgia 30346

Attn: Harold (“Sonny”) M. Cohen
Telephone: (404) 459-4650
Fax: (404) 459-4649
Email: sonny.cohen@popeyes.com

with a required copy (which copy shall not constitute notice hereunder) to:

Duane Morris LLP
1075 Peachtree Street NE, Suite 2000
Atlanta, GA 30309-3929

Attn: L. Norwood (“Woody”) Jameson
Telephone: (404) 253-6915
Fax: (404) 420-2623
Email: WJameson@duanemorris.com

and

Duane Morris LLP
111 S. Calvert Street, Suite 2000
Baltimore, Maryland 21202

Attn: Jay G. Cohen
Telephone: (410) 949-2911
Fax: (410) 949-2950
Email: JGCohen@duanemorris.com

8.4    Venue; Service of Process.
Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Louisiana, Parish of St. Tammany, or, if it can acquire jurisdiction, in the United States District Court for the Eastern District of Louisiana, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that either or both of them may file a copy of this paragraph with such court as written evidence of the knowing, voluntary, and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any Party anywhere in the world.
8.5    Enforcement of Agreement.

    Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by either Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law, or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.6    Waiver; Remedies Cumulative.
The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The provisions of this Section 8.6 are subject to the provisions of Article 6 and Section 8.13.
8.7    Entire Agreement and Modification.

This Agreement, including the Recitals hereto, which are incorporated herein by reference and made a part of this Agreement, supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties with respect to the Sale) and constitutes (along with the Disclosure Letter and Exhibits) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. The subject matter of this Agreement for purposes of this Section 8.7 does not include the supply relationship between the Parties, which is the subject of the New Supply Agreement. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.
8.8    Disclosure Letter.
(c)    The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in this Agreement will control.
(d)    The statements in the Disclosure Letter relate only to the provisions in the Section of this Agreement to which they expressly relate and to any other provision in this Agreement to which the relevance is reasonably apparent.
8.9    Assignments; Successors and No Third Party Rights.

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary or affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions (but no assignment or delegation shall release Buyer). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.
8.10    Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
8.11    Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections, and Parts of this Agreement and the Disclosure Letter.
8.12    Time of the Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
8.13    Governing Law.

This Agreement will be governed by and construed under the laws of the State of Louisiana without regard to conflicts of laws principles that would require the application of any other law.
8.14    Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission, electronic mail (including pdf), or other transmission method shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
POPEYES LOUISIANA KITCHEN, INC.

By: /s/ Cheryl A. Bachelder
Name: Cheryl A. Bachelder
Title: Chief Executive Officer

DIVERSIFIED FOODS AND SEASONINGS, L.L.C.

By: Alvin C. Copeland, Jr.
Name: Alvin C. Copeland, Jr.
Title: Manager

EXHIBIT A

THE PRODUCTS

ITEM	ITEM #	PACK SIZE
Red Beans	001-100	9/5# bags per case
Jambalaya	3F0349	9/5# bags per case
Macaroni & Cheese	1F0160	16/3# bags per case
Enhanced Cajun Meat	1F0113	20/2.308# bags per case
Cajun Gravy	1F0112	9/5# bags per case
All Purpose Breading	3D0099	50# bag
Catfish Production Batter	3D0333	40# per bag
Multi-Purpose Batter	3D2004	10/4.5# bags per case
Zero Trans Biscuit SSL-25%M	1D2009	49.2# per bag
Onion Ring Batter	1955	12/1.32# bags per case
Onion Ring Batter	3D3068	50# per bag
Poultry Batter	SC600	10/4.64# bags per case
Shoestring Batter Totes	1D2000	2000# per tote
Shoestring Fry Batter	1D2010	2000# per tote
Butterfly Shrimp Breading	601	50# per bag
Butterfly Shrimp Breading	3D0086	50# per bag
Popcorn Shrimp Breading	3D0303	50# per bag
Butterfly Shrimp Seasoning	602-R	75/1.13 oz. bags per case
Butterfly Shrimp Seasoning	1S0588	25# per bag
La. Mild Seasoning	1S0514	50# per bag
Mild #3 Seasoning	1S0626	100/211.84 gr. bags per case
Red Rice Seasoning	1S0620	60/1.76 oz. bags per case
Spicy #2 Seasoning	1S0629	70/181.44 gr. bags per case
Riverbend Breader	3D3529	50# per bag
Riverbend Nugget Marinade	3S0671	25# per bag
Spicy Filet Seasoning	1S0591	50# per bag
Frozen Butterfly Shrimp Batter	3D1213	50# per bag
Crawfish Seasoning	1S0240	48/20.5 gr. bags per case
Biscuit Base #9	SC098	10/5.25# bags per case
All Purpose Batter	3D3188	50# per bag

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT